Exhibit 99.1

DISH NETWORK AND ECHOSTAR STATEMENT REGARDING U.S. FEDERAL COURT OF APPEALS DECISION ON TIVO

ENGLEWOOD, Colo. – April 20, 2011 – DISH Network L.L.C., a subsidiary of DISH Network Corporation (NASDAQ: DISH), and EchoStar Technologies L.L.C., a subsidiary of EchoStar Corporation (NASDAQ: SATS), issued the following statement regarding the decision by the U.S. Federal Court of Appeals regarding Tivo:

“DISH Network and EchoStar are pleased that the Federal Circuit Court of Appeals has unanimously vacated the district court’s contempt ruling regarding our software design around. We are disappointed, however, that the Federal Circuit in a 7-5 split decision has affirmed the district court’s ruling on the disablement question. We intend to seek review of that part of the decision by the United States Supreme Court and seek a stay of the injunction while doing so. We also will be making a motion to dissolve the injunction based on Tivo’s recent representations to the Patent and Trademark Office substantially limiting the scope of the claims at issue in this case. Existing DISH Network customers with DVRs are not immediately impacted by these recent developments. The disablement ruling covers only certain older generation MPEG2 DVRs. We have already upgraded many of these customers and, if we are unsuccessful in obtaining a stay, we will work as quickly as possible to upgrade the remaining customers to our current generation DVRs, as these are not at issue in the ruling.”

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About DISH Network
DISH Network Corporation (NASDAQ:DISH), through its subsidiary DISH Network L.L.C., provides more than 14.1 million satellite TV customers, as of Dec. 31, 2010, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life. Subscribers enjoy industry-leading customer satisfaction, the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

About EchoStar Corporation
EchoStar Corporation (Nasdaq: SATS), provides equipment sales, digital broadcast operations, and satellite services that enhance today’s digital TV lifestyle, including products from Sling Media, Inc., a wholly owned subsidiary. Headquartered in Englewood, Colo., EchoStar has more than 25 years of experience designing, developing and distributing award-winning television set-top boxes and related products for pay television providers and is creating hardware and service solutions for cable, Telco, IPTV and satellite TV companies. EchoStar includes a network of 10 digital broadcast centers and leased fiber optic capacity. EchoStar also delivers satellite services through 10 satellites and related FCC licenses. For more information, please visit www.EchoStar.com.

Media Contact: Marc Lumpkin, 303-723-2010 or press@dish.com.